       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 5, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             VEECO INSTRUMENTS INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                   11-2989601
 (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization)


   Terminal Drive, Plainview, New York                    11803
 (Address of principal executive offices)              (Zip Code)


                                    CVC, INC.
                  1999 NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN

                                    CVC, INC.
                   AMENDED AND RESTATED 1997 STOCK OPTION PLAN

                      CVC HOLDINGS, INC. STOCK OPTION PLAN

                      NON-QUALIFIED STOCK OPTION AGREEMENTS
                       DATED AS OF MARCH 31, 1999 BETWEEN
                    COMMONWEALTH SCIENTIFIC CORPORATION, INC.
                       AND CERTAIN EMPLOYEES AND DIRECTORS

        INCENTIVE STOCK OPTION AGREEMENTS BETWEEN COMMONWEALTH SCIENTIFIC
                    CORPORATION, INC. AND CERTAIN EMPLOYEES

     CVC HOLDINGS, INC. STOCK OPTION AGREEMENTS BETWEEN CVC HOLDINGS, INC.
                             AND CERTAIN EMPLOYEES
                            (Full title of the plans)

                            Gregory A. Robbins, Esq.
                       Vice President and General Counsel
                             Veeco Instruments Inc.
                                 Terminal Drive
                            Plainview, New York 11803
                     (Name and address of agent for service)

                                 (516) 349-8300
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                              Rory A. Greiss, Esq.
                   Kaye, Scholer, Fierman, Hays & Handler, LLP
                                 425 Park Avenue
                            New York, New York 10022
                                 (212) 836-8000

                         CALCULATION OF REGISTRATION FEE


========================================================================================================================
                                                                 PROPOSED          PROPOSED MAXIMUM
                                       AMOUNT OF SHARES      MAXIMUM OFFERING         AGGREGATE            AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED TO BE REGISTERED (1)     PRICE PER UNIT        OFFERING PRICE     REGISTRATION FEE
------------------------------------ --------------------- --------------------  --------------------  -----------------
Common Stock,
par value $.01 per share                            11,610           $44.451(2)           $516,077(2)          $  136.24

Common Stock,
 par value $.01 per share                          283,815           $21.869(2)         $6,206,816(2)          $1,638.60

Common Stock,
 par value $.01 per share                          157,881            $10.51(2)         $1,659,344(2)          $  438.07

Common Stock,
par value $.01 per share                            42,289           $15.165(2)           $641,302(2)          $  169.30

Common Stock,
par value $.01 per share                            41,200            $16.16(2)           $665,792(2)          $  175.77

Common Stock,
par value $.01 per share                            24,863             $8.65(2)           $215,065(2)          $   56.78

Common Stock,
par value $.01 per share                           352,026             $2.89(2)         $1,017,791(2)          $  268.70
========================================================================================================================


(1) On May 5, 2000, pursuant to an Agreement and Plan of Merger dated February 29, 2000, a wholly-owned subsidiary of the Registrant merged (the "Merger") with and into CVC, Inc. ("CVC"). In connection with such Merger, the Registrant assumed certain option plans and option agreements of CVC. Accordingly, as of the effective time of the Merger, the Common Stock of the Registrant was substituted for the common stock of CVC previously issuable under such CVC option plans and option agreements. Accordingly, the numbers of shares of the Registrant's Common Stock listed in the above table represents in the aggregate (a) 11,610 shares of the Registrant's Common Stock reserved for issuance pursuant to the CVC 1999 Nonemployee Directors' Stock Option Plan, (b) 283,815 shares of the Registrant's Common Stock reserved for issuance pursuant to the CVC Amended and Restated 1997 Stock Option Plan, (c) 157,881 shares of the Registrant's Common Stock reserved for issuance under the CVC Holdings, Inc. Stock Option Plan, (d) 42,289 shares of the Registrant's Common Stock reserved for issuance pursuant to certain stand-alone Stock Option Agreements between certain employees of Commonwealth Scientific Corporation, Inc. ("Commonwealth") and Commonwealth, which agreements were assumed by CVC in a prior merger with Commonwealth, (e) 41,200 shares of the Registrant's Common Stock reserved for issuance pursuant to certain stand-alone Incentive Stock Option Agreements between certain employees of Commonwealth and Commonwealth, which agreements were assumed by CVC in a prior merger with Commonwealth, (f) 24,863 shares of the Registrant's Common Stock reserved for issuance pursuant to certain stand-alone Incentive Stock Option Agreements between certain employees of Commonwealth and Commonwealth, which agreements were assumed by CVC in a prior merger with Commonwealth, and (g) 352,026 shares of Common Stock reserved for issuance pursuant to certain stand-alone Stock Option Agreements between employees of CVC Holdings, Inc. and CVC Holdings, Inc. The option plans and option agreements described in this Note (1) are referred to collectively as the "CVC Option Plans."

(2) Calculated pursuant to Rule 457(h)(1), based upon the weighted average exercise price payable by option holders upon option exercise to purchase shares of the Registrant's Common Stock pursuant to the relevant CVC Option Plan(s).

                            SECTION 10(a) PROSPECTUS

         The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(i) under the Securities Act of 1933, as amended. Such documents are not required to be, and are not being, filed by the Registrant with the Securities and Exchange Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by Veeco Instruments Inc. (the "Company") with the Securities and Exchange Commission are hereby incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

         2. The Company's amendment on Form 8-K/A filed with the Securities and Exchange Commission on January 12, 2000, relating to its Current Report on Form 8-K previously filed therewith.

         3. The Company's amendment to its Annual Report for the fiscal year ended December 31, 1999 on Form 10-K/A filed on April 4, 2000.

         4. The Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 13, 2000.

         5. The description of the Company's common stock, par value $.01 per share, contained in the Company's Registration Statement on Form 8-A, dated November 18, 1994, and any amendments or reports filed for the purpose of updating that description.

         All documents filed by the Company with the Securities and Exchange Commission after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Amended and Restated Certificate of Incorporation permits the Company to indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the "DGCL") each person that such Section grants the Company the power to indemnify. The Company's Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breaches of fiduciary duty as directors to the fullest extent permitted by Delaware law. These provisions of the Company's Amended and Restated Certificate of Incorporation are consistent with the DGCL, which permits a Delaware corporation (i) to include in its certificate of incorporation a provision limiting or eliminating a director's liability for monetary damages for breach of the duty of care and
(ii) to indemnify certain individuals, including its directors, officers and employees.

         These provisions of the Company's Amended and Restated Certificate of Incorporation protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under the DGCL, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care but not for simple negligence. These provisions of the Company's Amended and Restated Certificate of Incorporation absolve directors of liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. These provisions also do not absolve directors of liability under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

         Under the DGCL, current and former directors and officers as well as other employees and individuals (and persons serving at the request of the Company as a director, officer, employee or agent for another entity) may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

         The DGCL provides that the indemnification and advancement of expenses granted pursuant to it shall, unless otherwise provided when authorized, continue as to each person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Company maintains insurance to cover directors and officers against liability which they may incur in such capacity.

         Except to the extent hereinabove set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.

ITEM 8.   EXHIBITS.

EXHIBIT NO.       DESCRIPTION
-----------       -----------

4.1               CVC, Inc. 1999 Non-employee Directors' Stock Option Plan.*

4.2               CVC, Inc. Amended and Restated 1997 Stock Option Plan.*

4.3               Stock Option Plan of CVC Holdings, Inc.*

4.4               Form of Commonwealth Scientific Corporation, Inc.
                  Non-Qualified Stock Option Agreement.*

4.5 Form of Commonwealth Scientific Corporation, Inc. Incentive Stock Option Agreement.*

4.6 Stock Option Agreement Between CVC Holdings, Inc. and Thomas Omstead, effective September 4, 1997.*

4.7               Stock Option Agreement Between CVC Holdings, Inc. and Emilio
                  O. DiCataldo, effective August 28, 1995.*

4.8 Stock Option Agreement Between CVC Holdings, Inc. and Richard Chicotka, effective August 11, 1995.*

4.9 Stock Option Agreement Between CVC Holdings, Inc. and Lino Velo, effective October 17, 1994.*

4.10 Stock Option Agreement Between CVC Holdings, Inc. and Phillip Chapados, effective August 15, 1994.*

4.11 Stock Option Agreement Between CVC Holdings, Inc. and Cecil Davis, effective December 19, 1994.*

4.12 Stock Option Agreement Between CVC Holdings, Inc. and Ahmad Kermani, effective October 15, 1993.*

4.13 Stock Option Agreement Between CVC Holdings, Inc. and Christopher Mann, effective December 21, 1990.*

4.14 Stock Option Agreement Between CVC Holdings, Inc. and Christine B. Whitman, effective December 21, 1990.*

5.1 Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP with respect to the legality of securities being registered.*

23.1              Consent of Ernst & Young LLP.*

23.2              Consent of Arthur Andersen LLP.*

23.3 Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP (included in Exhibit 5.1).

24                Powers of Attorney.*


---------------------------
*        Filed herewith.


ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         A.   1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

              3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York on May 5, 2000.


                                    VEECO INSTRUMENTS INC.

                                    By: /s/ EDWARD H. BRAUN
                                        -------------------------------
                                            Edward H. Braun
                                            Chairman and Chief Executive Officer


                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 5, 2000.


NAME AND TITLE
--------------

/s/ EDWARD H. BRAUN
------------------------
Edward H. Braun
Chairman, Chief Executive Officer
and Director (principal executive officer)


     *
------------------------
Richard A. D'Amore
Director


     *
------------------------
Joel A. Elftman
Director


     *
------------------------
Heinz K. Friedrich
Director


     *
------------------------
Dr. Paul R. Low
Director


     *
------------------------
Roger D. McDaniel
Director


     *
------------------------
Irwin H. Pfister
Director

     *
------------------------------
Walter J. Scherr
Director


/s/ JOHN F. REIN, JR.
------------------------------
John F. Rein, Jr.
Executive Vice President-Finance,
Chief Financial Officer, Secretary and
Treasurer (principal financial officer)


/s/ JOHN P. KIERNAN
------------------------------
John P. Kiernan
Vice President - Corporate Controller
(principal accounting officer)


* By: /s/ GREGORY A. ROBBINS
      ------------------------
          Gregory A. Robbins
          Attorney-in-Fact

                                  EXHIBIT INDEX


EXHIBIT NO.       DESCRIPTION
-----------       -----------

4.1               CVC, Inc. 1999 Nonemployee Directors' Stock Option Plan.*

4.2               CVC, Inc. Amended and Restated 1997 Stock Option Plan.*

4.3               Stock Option Plan of CVC Holdings, Inc..*

4.4               Form of Commonwealth Scientific Corporation, Inc.
                  Non-Qualified Stock Option Agreement.*

4.5 Form of Commonwealth Scientific Corporation, Inc. Incentive Stock Option Agreement.*

4.6 Stock Option Agreement Between CVC Holdings, Inc. and Thomas Omstead, effective September 4, 1997.*

4.7               Stock Option Agreement Between CVC Holdings, Inc. and Emilio
                  O. DiCataldo, effective August 28, 1995.*

4.8 Stock Option Agreement Between CVC Holdings, Inc. and Richard Chicotka, effective August 11, 1995.*

4.9 Stock Option Agreement Between CVC Holdings, Inc. and Lino Velo, effective October 17, 1994.*

4.10 Stock Option Agreement Between CVC Holdings, Inc. and Phillip Chapados, effective August 15, 1994.*

4.11 Stock Option Agreement Between CVC Holdings, Inc. and Cecil Davis, effective December 19, 1994.*

4.12 Stock Option Agreement Between CVC Holdings, Inc. and Ahmad Kermani, effective October 15, 1993.*

4.13 Stock Option Agreement Between CVC Holdings, Inc. and Christopher Mann, effective December 21, 1990.*

4.14 Stock Option Agreement Between CVC Holdings, Inc. and Christine B. Whitman, effective December 21, 1990.*

5.1 Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP with respect to the legality of securities being registered.*

23.1              Consent of Ernst & Young LLP.*

23.2              Consent of Arthur Andersen LLP.*

23.3 Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP (included in Exhibit 5.1).

24.1              Powers of Attorney.*


------------------------
*        Filed herewith.